UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [XX]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for use of the Commission Only

[ ] Definitive Proxy Statement

[XX] Definitive Additional Materials

[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

Commission File No. 0-827

Empire Statement Building Associates L.L.C.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement,

if other than Registrant)

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[XX] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Empire State Building Associates L.L.C.

c/o Wien & Malkin llc

60 East 42nd Street

New York, New York 10165

Telephone: (212) 687-8700

Telecopier: (212) 986-7679

September 10, 2008

Re: Empire State Building Associates L.L.C. ("Associates")

Dear Participant:

As you were advised previously, unless we receive your consent immediately, we are now proceeding to purchase your Participation in Associates at its book value, which will be a price equal to 7% of the original amount paid for it in 1961. You will then receive no further distributions.

This purchase is necessitated by the fact that we have received more than 96% consent to Items A, B and C described in the Agents' June 9, 2008 solicitation letter, and we have not received your consent to all these Items, in spite of our numerous prior reminders.

From inception, to assure compliance with tax regulations then in effect, the Participating Agreements have required 100% approval of certain major decisions and have contained a provision for buy-out of non-consenters after 80% approval, so the will of the preponderance of Participants can be effected. This buy-out right is intended to provide the necessary means for consolidating such approval, and we would like to avoid any buy-out of Participations at this discount price.

We strongly recommend that you consent at once to avoid this buy-out. Please immediately send us the enclosed form marking your consent to Items A, B and C by return mail, by fax to 212-986-8795, or by email to mboruch@wienmalkin.com.

If you have any question, please call Melanie Boruch at 212-850-2742 or Alex Nantes at 212-850-2743.

Very truly yours,

Wien & Malkin LLC, Supervisor

By: /s/ Alvin Silverman

Alvin Silverman